Alpha Natural Resources, Inc.

FOR IMMEDIATE RELEASE

Alpha Natural Resources Clarifies Cumberland Mine Production Volumes

ABINGDON, VA, October 29, 2009— Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, today clarified its third quarter 2009 Cumberland Mine production volumes following incorrect mine production data reported on the Mine Safety and Health Administration (MSHA) website.

The Cumberland Mine in Northern Appalachia produced a total of 1.6 million tons during the third quarter ended September 30, 2009, and year-to-date production through September 30, 2009 totaled 5.2 million tons.

The MSHA-reported production information is being revised accordingly and should be available on the MSHA public database in the near future.  Alpha’s shipment volumes and financial performance will be reported in the company's third quarter 2009 earnings release on November 3, 2009.

About Alpha Natural Resources
Alpha Natural Resources is one of America's premier coal suppliers with coal production capacity of greater than 90 million tons a year.  Alpha is the nation's leading supplier and exporter of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries across the country.  The company, through its affiliates, employs approximately 6,200 people and operates more than 60 mines and 14 coal preparation facilities in the regions of Northern and Central Appalachia and the Powder River Basin.  More information about Alpha can be found on the company’s website at www.alphanr.com.

Investor Relations Contact

Todd Allen
Vice President, Investor Relations
Tel. 276-739-5328
Email: tallen@alphanr.com
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